Exhibit 10.11

WATTS WATER TECHNOLOGIES, INC.

Non-Employee Director Compensation

The annual compensation payable by Watts Water Technologies, Inc. to non-employee Directors as determined by the Board of Directors of the Corporation on November 1, 2018 is as follows:

•$75,000 annual cash retainer;

•Annual grant of Class A common stock with a fair market value on the date of grant equal to $110,000;

•The Chairperson of the Board shall receive an additional annual cash retainer of $90,000;

•The Chairperson of the Audit Committee shall receive an additional annual cash retainer of $20,000;

•The Chairperson of the Compensation Committee shall receive an additional annual cash retainer of $15,000;

•The Chairperson of the and the Nominating and Corporate Governance Committee shall receive an additional annual cash retainer of $12,500; and

•There shall be no additional compensation paid for participation in Board or committee meetings.